Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

ECOLOCAP SOLUTIONS INC. sells First NPW-30 Biodiesel Processor to Kansas Producer

The NPW-30 represents the most efficient biodiesel processing technology on the market, reducing cost and time, opening the door for large production and profitable operation for alternative fuel producers

Barrington, IL – June 29, 2010 – EcoloCap Solutions Inc. (OTCBB: ECOS), an integrated network of environmentally-focused technology companies utilizing nanotechnology to develop efficient alternative energy solutions, today announced the sale of a NPW-30 unit to R3 Energy LLC (http://www.R3energyllc.com) of Cottonwood Falls, Kansas.  The promotional contract price for the NPW-30 is $441,000.  This promotional price includes the first shipping container of additive that is necessary for processing.  The first payment of $175,000 has been received, and the balance will occur in three payments after commissioning in approximately 90 - 100 days.  Payment 2, of $88,666 is to be made 10 days after commissioning, then 20 days after commissioning $88,666 and 30 days after commissioning $88,668.

The NPW-30 produces 30 metric tons per day of biodiesel from either waste vegetable oil or animal fat, requiring no pre-processing.  ECOS proprietary process utilizes nanotechnology and additive which is the factor in significantly reducing production costs. The EcoloCap technology can process feedstock with Free Fatty Acid (FFA) of up to 99.2% into ASTM grade biodiesel. Feedstock with high FFA being much less expensive is another factor in reducing the cost of the finished product. ECOS plan to ship at least 5 container loads of additive per year for this installation

The ECOS efficiency claims are based upon the comparison of the major steps required to synthesize biodiesel are as follows:

Feedstock pretreatment. If waste vegetable oil (WVO) is used, it is filtered to remove dirt, charred food, and other non-oil material often found. Water is removed because its presence causes the triglycerides to hydrolyze, giving salts of the fatty acids (soaps) instead of undergoing transesterification to give biodiesel.

Determination and treatment of free fatty acids: A sample of the cleaned feedstock oil is titrated with a standardized base solution in order to determine the concentration of free fatty acids (carboxylic acids) present in the waste vegetable oil sample. These acids are then either esterified into biodiesel, esterified into bound glycerides, or removed, typically through neutralization.

Reactions. While adding the base, a slight excess is factored in to provide the catalyst for the transesterification. The calculated quantity of base (usually sodium hydroxide) is added slowly to the alcohol and it is stirred until it dissolves. Sufficient alcohol is added to make up three full equivalents of the triglyceride, and an excess of usually six parts alcohol to one part triglyceride is added to drive the reaction to completion.

Product purification. Products of the reaction include not only biodiesel, but also byproducts, soap, glycerin, excess alcohol, and trace amounts of water. All of these byproducts must be removed, though the order of removal is process-dependent.

The density of glycerin is greater than that of biodiesel, and this property difference is exploited to separate the bulk of the glycerol byproduct. Residual methanol is typically removed through distillation and reused, though it can be washed out (with water) as a waste. Soaps can be removed or converted into acids. Any residual water must be removed from the fuel. The higher the FFA the oils contain affect the price and method of processing.

In contrast to present biodiesel technology the ECOS NPW-30 is an automatic batch flow which has only one method of processing.  The ECOS process reduces the oils to nano-sized particles (less than 1 micron) and the process is independent of the amounts of FFA.  Size does matter, at least to small particles.  Nano sized particles take on unusual properties.  The solubility product and miscibility change and physical separations can occur on a molecular level.   The addition of the additive performs the conversion of the fatty acids into glycerin not glycerol. The biodiesel meets or exceeds all ASTM requirements.  The glycerin produced by the ECOS process is pharmaceutical grade and can be sold, as is, to the cosmetic, pharmaceutical and food industries.  There are no other by-products of manufacturing and no catalysts to recover.  The ECOS cost is a minimum of 25% of standard transesterification.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com

Jerry McCalla, President of R3 Energy, stated: “With the NPW-30, we initially plan to produce some 9,000 gallons of high quality biodiesel per day. However, we have the capacity to produce over five times that quantity. After the installation of the first unit, we plan to order additional equipment for our company to reach its full potential. This means a lot for our industry and could be a major factor in the alternative fuel market. We also note that EcoloCap offers a Glycerin Refining Process that will extract glycerin from biodiesel to medical grade 99+%. This will represent a welcome additional bonus for our operation.”

Michael Siegel, President and CEO of EcoloCap stated: “We are pleased to deal with a forward-looking company like R3 Energy. The R3 Energy management team recognized the opportunity that our processes offer to their industry and we commend them for their vision. For EcoloCap, this is a significant entry into the huge alternative fuel market. There will be a lot of industry observers watching with interest.”

Further information on EcoloCap Solutions Inc. and its products and services can be found at http://www.ecolocap.com.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include MBT’s Carbon Nano Tube (CNT) and Lithium X rechargeable batteries that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com